Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Joint Proxy Statement/Prospectus on Form S-4 of our reports dated February 20, 2015, relating to the financial statements and financial statement schedules of AXIS Capital Holdings Limited (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte Ltd.

Hamilton, Bermuda
March 13, 2015